Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Grandparents.com. Inc., (the “Company”) Form S-8 (Nos. 333-182050, 333-199314 and 333-199316) of our report dated March 28, 2016, on our audits of the consolidated financial statements as of the December 31, 2015 and 2014 and for the years then ended, which reports are included in this Annual Report on Form 10-K of the Company to be filed on or about March 28, 2016. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

New York, NY
March 28, 2016